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                                                                    EXHIBIT 99.1

Standard & Poor's Ratings Services
25 Broadway
New York, New York 10004

Fitch Investors Service, L.P.
One State Street Plaza
New York, New York 10004

          Re:  Green Tree Lease Finance 1997-1, LLC
               Lease-Backed Notes

Ladies and Gentlemen:

          We have acted as counsel for Green Tree Financial Corporation, a Delaware corporation ("Green Tree Financial"), Green Tree Vendor Services Corporation, a Delaware corporation and a subsidiary of Green Tree Financial ("Vendor Services"), Green Tree Lease Finance II, Inc., a Minnesota corporation and a subsidiary of Vendor Services (the "SPC"), and Green Tree Lease Finance 1997-1, LLC, a Delaware limited liability company of which the SPC is the sole member (the "Issuer"), in connection with the issuance of Lease-Backed Notes (the "Notes") pursuant to an Indenture, dated as of December 1, 1997 (the "Indenture"), among the Issuer, Green Tree Financial, as Class C Limited Guarantor, and __________ (the "Trustee"), as Trustee.

          Pursuant to a Transfer Agreement dated as of December 1, 1997 (the "Transfer Agreement"), among the SPC, as Purchaser, and Vendor Services, as Seller and Servicer, Vendor Services has sold certain leases, including all collections received with respect to the leases and certain other related rights (the "Leases") and its interests (which may be deemed an ownership interest or a security interest, depending on the terms of the related Lease) in the equipment related to such Leases (such interests being hereinafter referred to as the "Equipment") to the SPC. The Leases will be transferred by the SPC to the Issuer pursuant to the terms of a Contribution and Servicing Agreement dated as of December 1, 1997 (the "Contribution and Servicing Agreement"), among the Issuer, the SPC, Vendor Services, in its individual capacity and as Servicer, and the Trustee. Pursuant to the
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Contribution and Servicing Agreement, the SPC will also grant to the Issuer certain rights to the proceeds of the Equipment (the "Residual Realizations").

          The Issuer has requested that we provide to you our opinion whether the transfer by Vendor Services to the SPC of the Leases, the Equipment and the proceeds thereof could be recharacterized as a pledge by Vendor Services to secure borrowings, rather than an absolute contribution by Vendor Services of such assets, in the event that Green Tree Financial or Vendor Services became a debtor in a case under the United States Bankruptcy Code (the "Code"). In rendering such opinion, we have examined the Transfer Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein. All capitalized terms used herein and not defined herein have the meanings assigned to them in the Indenture.


                             I.  LEGAL BACKGROUND.

          It is important to note that, in view of the lack of authoritative case law directly on point, it is not possible to predict with certainty the outcome if a court were to consider the proper characterization of Vendor Services' transfer of the Leases and the Equipment to the SPC. In determining whether a particular transfer is properly characterized as a sale or a loan, courts have examined and analyzed a variety of factors which they have deemed relevant. While these courts have set forth the factors considered to be indicative of either a sale or a loan, they generally have provided little or no analysis of why a particular factor or combination of factors was held to be determinative.(1) In addition, the courts have differed in the importance and relative weight to be accorded to these factual elements, so that their decisions do not provide strong guidance for the application of consistently applied

-----------------------------
(1) There is strong authority for the proposition that the party asserting that a transaction structured as a sale is in reality a loan must establish that fact by evidence which is clear and convincing. In re Bevill Bresler & Schulman Asset Management Corp., 67 B.R. 557, 596-98 (D.N.J. 1986); In re Candy Lane Corp., 38 B.R. 571, 577 (Bankr. S.D.N.Y. 1984) (citing Cross v. A.G.V. Assocs., Inc., 340 F.2d 42, 44 (2d Cir. 1964), cert. denied, 381 U.S. 913 (1965)); A.B.
Lewis Co. v. National Inv. Corp., 421 S.W.2d 723, 729 (Tex. Civ. App. 1967); see also Fox v. Peck Iron & Metal Co., 25 B.R. 674, 688 (Bankr. S.D. Cal. 1982).
But see In re Hurricane Elkhorn Coal Corp. II, 19 B.R. 609, 618 (Bankr. W.D. Ky.
1982), modified on other grounds, 32 B.R. 737 (W.D. Ky. 1983) (there is a "presumption of includability in the estate, leaving it to the property claimant, even the possessory claimant, to rebut the presumption. . .").
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or well developed legal doctrines.(2) Accordingly, our analysis is based upon a review of existing case law, decided under the laws of various jurisdictions,(3) which we believe may be applicable by analogy but which would not necessarily be deemed controlling by a court exercising jurisdiction under the Bankruptcy Code of a proceeding instituted with respect to the SPC or Vendor Services.

          Although no single factor is considered to be determinative in the characterization analysis, the several factors which courts have considered in their analysis generally concentrate on (a) the intent of the parties to the transaction and (b) the economic substance of the transaction. Although categorization of the factual elements assists in the review of case law, within each such category the analysis is the same: an attempt to determine the true nature of a particular transaction. Moreover, unless all of the factual elements in a given transaction are indicative of either a sale or a loan, the determination of its true nature, as discussed below, almost invariably requires a balancing of factors to ascertain whether the transaction more closely resembles a sale or a loan.

          In determining whether a challenged transfer is properly characterized as a loan or a sale, courts frequently refer to the intent of the parties to the transaction. See, e.g., In re Bevill Bresler & Schulman Asset Management Corp., 67 B.R. 557, 596-98 (D.N.J. 1986)(having determined that agreements at issue were "hybrid" transactions possessing both sale and loan characteristics, court rejected analysis based upon "weighing economic factors" and gave effect to clearly expressed intent of sophisticated parties to consummate sale rather than loan); In re Candy Lane Corp., supra note 1, 38 B.R. at 576 (noting that under the Uniform Commercial Code, "the intent of the parties governs whether a particular document or transaction creates a security interest"); In re Lemons & Associates Inc., 67 B.R. 198, 210 (Bankr. D. Nev. 1986); see also In re Armando Gerstel, Inc., 65 B.R. 602, 604 (Bankr. S.D. Fla. 1986). The courts' analysis of the parties' intent is consistent with and reflects recognition of the express provision of (S)9-102(1)(a) of the Uniform

--------------------------
(2) Moreover, with respect to the subject transaction, a court may exercise its equitable authority to deem significant in its "characterization" analysis facts or circumstances which do not exist as of the date hereof.

(3) The case law strongly suggests that the determination of whether a transfer of property is properly characterized as a sale or a loan - and consequently excluded from or included in the debtor-transferor's estate - is ultimately governed by applicable state property law. See Butner v. United States, 440 U.S. 48, 54 (1979) ("Congress has generally left the determination of property rights in the assets of a bankrupt's estate to state law"); see also Barnhill v. Johnson, 112 S. Ct. 1386, 1389 (1992) ("In the absence of any controlling federal law, 'property' and 'interests in property' are creatures of state law"); In re Contractors Equip. Supply Co., 861 F.2d 241, 244 (9th Cir.
1988) ("Whether a debtor in possession has an interest in property is determined by state law").
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Commercial Code, which provides that Article 9 applies to "any transaction
(regardless of its form) which is intended to create a security interest in personal property . . ." (emphasis added) (hereinafter cited as the "UCC"). However, neither this provision nor any other relevant provision in the UCC resolves the characterization issue. As noted by the Third Circuit in Major's Furniture Mart, Inc. v. Castle Credit Corp. Inc., 602 F.2d 538, 543 (3rd Cir.
1979) (hereinafter referred to as "Major's Furniture"):

     [T]he [Uniform Commercial] Code does not provide assistance in distinguishing between the character [sale or loan] of such transactions. This determination, as to whether a particular assignment constitutes a sale or a transfer for security, is left to the courts for decision.

See also In re Evergreen Valley Resort, Inc., 23 B.R. 659, 661 (Bankr. D. Me.
1982); but see Octagon Gas Systems Inc. v. Rimmer (In re Meridian Reserve, Inc.), 995 F.2d 948, 956-57, 957 n.9 (10th Cir.), cert. denied, 114 S. Ct. 554
(1993).(4)

----------------------------
(4) The Octagon Gas court held that accounts sold by a debtor prior to filing for bankruptcy, though subject to the rights and interests of the purchaser, nevertheless remain property of the debtor's bankruptcy estate under the combined workings of Article 9 of the Oklahoma Uniform Commercial Code and Bankruptcy Code (S) 541. The court concluded that because Article 9 treats the interest transferred in a sale of accounts as a form of "security interest," the seller of accounts does not part with all transferable rights in the accounts even following an absolute assignment. 995 F.2d at 956. We do not believe that a bankruptcy court properly applying the principles of Article 9 and the Bankruptcy Code in a proceeding in which Green Tree Financial or Vendor Services was the debtor would follow Octagon Gas. The Official Comments to Article 9 explain that the definitional labels employed by Article 9 were specifically chosen to avoid reference to existing law. See Official Comment 1 to Section 9-102 (providing rationale for use of uniform definitional terms). Thus, although the interest held by a buyer of chattel paper is termed a "security interest" for the purposes of applying Article 9 perfection rules, this label should not transform the underlying substantive nature of an absolute conveyance of chattel paper under applicable state law. Moreover, Article 9 itself recognizes that there may be a true sale of chattel paper. See Official Comment 2 to Section 9-102 ("Neither Section 9-102 nor any other provision of Article 9 is intended to prevent the sale of chattel paper. The determination of whether a particular transfer of accounts or chattel paper constitutes a sale or a transfer for security purposes (such as in connection with a loan) is not governed by Article 9."). In sum, we do not believe that Octagon Gas properly or definitively determines whether a seller of chattel paper retains any interest or right where, as is anticipated by the Transfer Agreement, Vendor Services intends to convey to the SPC all of its right, title and interest in and to the Leases as a true sale, and where the SPC evidences its ownership interest by filing appropriate financing statements. The Permanent Editorial Board for the Uniform Commercial Code (the "PEB") came to a similar conclusion - that the holding in Octagon Gas was erroneous - in its recently adopted comment to Article 9. See PEB Commentary on the Uniform Commercial Code, Commentary No. 14 (Section 9-102(1)(b)) (Final Draft dated June 10, 1994). Moreover, Octagon Gas is not controlling precedent with respect to a Minnesota court or a federal court sitting in Minnesota and applying Minnesota law. You should recognize, however, that if Octagon Gas were followed, it could result in a conclusion that the Leases remained "property of the estate" of Vendor Services under (S) 541 of the Bankruptcy Code.
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          While the parties' subjective intent to consummate a sale may be manifest in the language employed in the operative documents, it is well established that courts often will ignore the "labels" used by the parties and conduct an independent examination of the objective intent or true nature of the transaction. See In re The Woodson Co., 813 F.2d 266, 272 (9th Cir. 1987) ("Simply calling transactions 'sales' does not make them so. Labels cannot change the true nature of the underlying transactions"); In re Joseph Kanner Hat Co., Inc., 482 F.2d 937, 940 (2d Cir. 1973) ("courts will determine the true nature of a security transaction, and will not be prevented from exercising their function of judicial review by the form of words the parties may have chosen") (quoting 1 Gilmore, Security Interests in Personal Property (1965) (S) 2.6, at 47);(5) In re Evergreen Valley Resort Inc., supra, 23 B.R. at 661
("the label attached to the transaction by the parties does not control"); People v. Service Inst., Inc., 101 Misc.2d 549, 421 N.Y.S.2d 325, 326 (N.Y. Sup. Ct. 1979) ("The mere fact that a transaction may have been denominated a sale rather than a loan is not determinative"); see also Major's Furniture, supra, 602 F.2d at 543;(6) In re Candy Lane Corp., supra note 1, 38 B.R. at 575; In re O.P.M. Leasing Services, Inc., 30 B.R. 642, 647-48 (Bankr. S.D.N.Y. 1983). This objective intent and the true nature of the transaction are to be determined from all of the facts and circumstances of the transaction. See In re Golden Plan of California, Inc., 829 F.2d 705, 709 (9th Cir. 1987); In re Candy Lane Corp., supra note 1, 38 B.R. at 576 ("an

--------------------------
Each of the Leases is "chattel paper" (except for a small number of Leases that may be deemed "accounts" or "general intangibles") within the meaning of the U.C.C. Under the U.C.C., either the pledge or the sale of chattel paper may be perfected by means of filing a UCC-1 financing statement. U.C.C. (S) 9-302. (Possession by the secured party is also effective to perfect either a pledge or a sale of chattel paper, U.C.C. (S) 9-305, but Vendor Services will retain custody of each Lease that constitutes chattel paper.) Such filings therefore are a necessary, but not necessarily sufficient, condition to concluding that a "true sale" of such chattel paper or accounts has taken place. As noted in Part II infra, such filings will be made with respect to the Leases, indicating that such filings are being made in order to perfect sales of such Leases. Article 9 of the U.C.C. does not govern the sale of general intangibles. See Part III infra. You should note that if a third party purchased Leases that constitute chattel paper for new value and took possession of the chattel paper in the ordinary course of business, such third party could prevail over a party whose purchase of such chattel paper was perfected by means of filing in certain circumstances. See U.C.C. (S)9-308.

(5) In Kanner, the debtor assigned a legal claim against a third party pursuant to an agreement providing that the debtor "absolutely assigned, transferred and sold any and all right, title and interest it had" in the claim. 482 F.2d at 938. As discussed infra, the Second Circuit held that the assignment created only a security interest, relying largely upon the fact that payments made on the claims were to be applied in satisfaction of the debt secured and that any balance would belong to the assignor.

(6) In Major's Furniture, although the accounts receivable purchase agreement contained the words "purchase" and "sale," the Third Circuit found, as discussed infra, that the agreement provided for merely a transfer to secure indebtedness.
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examination of the substance of the documents in the context of the surrounding transaction").(7) As stated by the Third Circuit in reviewing prior cases:

     [D]espite the express language of the agreements, the respective courts examined the parties' practices, objectives, business activities and relationships and determined whether the transaction was a sale or a secured loan only after analysis of the evidence as to the true nature of the transaction.

Major's Furniture, supra, 602 F.2d at 545 (emphasis added); see also In re Evergreen Valley Resort, Inc., supra, 23 B.R. at 661; In re Carolina Utils. Supply Co., 118 B.R. 412, 415 (Bankr. D.S.C. 1990). In sum, an examination of the true nature of a transaction requires an analysis of the economic substance and legal character of the transaction, which examination will enable the court to resolve the ultimate issue in characterizing such transaction, i.e., "whether the true nature of the transaction is such that the 'legal rights and economic consequences of the agreement bear a greater similarity to a financing transaction or to a sale.'" In re Evergreen Valley Resort, Inc., supra, 23 B.R. at 661, quoting Major's Furniture, supra, 602 F.2d at 544.(8)

          In conducting an analysis of the economic substance and legal character of a transaction, the case law indicates that the determination of whether to recharacterize a sale of assets as a loan is largely a function of the extent to which the

------------------------------
(7) In evaluating the "context of the surrounding transaction," a court may be expected to consider whether the transaction is characterized by the parties as a sale or a loan not only in the operative documents, but also for accounting and tax purposes.

(8) There are, however, a few cases involving sophisticated parties in which the courts either have given effect to the intent clearly expressed in the language and terms of the operative documents without analyzing the economic substance and legal character of the transaction, or have found the latter factors outweighed by such clearly expressed intent. See In re National Equip. & Mold Corp., 64 B.R. 239, 245 (Bankr. N.D. Ohio 1986) ("Such terms so clearly express the intent of the parties that there is no reasonable or rational interpretation which can be used to assert that the Debtor intended to retain any rights in the accounts subsequent to its execution of the contract"); In re Bevill Bresler & Schulman Asset Management Corp., 67 B.R. 557, 596-98 (D.N.J.
1986) (having determined that agreements at issue were "hybrid" transactions possessing both sale and loan characteristics, court rejected analysis based upon "weighing economic factors" and gave effect to clearly expressed intent of sophisticated parties to consummate sale rather than loan); see also In re Kassuba, 562 F.2d 511, 515 (7th Cir. 1977) ("However, appellants have admitted that they were sophisticated in matters of real estate financing at the time of these transactions . . . . Appellants have removed any doubt about the intent of the parties"); cf. In re Lemons & Assocs., Inc., supra, 67 B.R. at 209-10 (guarantee of payment "insufficient to outweigh objective indications of an intended sale"); Indian Lake Estates Inc. v. Special Invs., Inc., 154 So.2d 883, 888 (Fla. Dist. Ct. App.), cert. denied, 161 So.2d 219 (1963) ("It is clear that the intent of the parties controls in these cases").
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risks and benefits associated with ownership have either been retained or transferred by the transferor. See, e.g., Grossman v. Butcher, 1992 WL 158422, Slip Op. at 3 (Ohio Ct. App. June 30, 1992) (citing treatise for view that in "true sale," buyer is subject to risk of loss and/or entitled to benefit beyond fixed sum); In re Executive Growth Invs., Inc., 40 B.R. 417, 422 (Bankr. C.D. Cal. 1984) ("Traditionally, risk of loss has been regarded as one of the hallmarks of ownership"); see also Major's Furniture, supra, 602 F.2d at 545-46; In re The Woodson Co., supra, 813 F.2d at 271-72; In re Lendvest Mortgage, Inc. 119 B.R. 199, 200 (9th Cir. BAP 1990). Probably the most important factor in an analysis of the allocation of risks and benefits is the nature and level of recourse possessed by the putative buyer against the seller. Other factors include the nature and scope of the role retained by the seller in the administration of the assets and the proceeds thereof; the rate of return paid to the putative buyer; and the transfer or retention of the right to enjoy the value or surplus generated by the assets in excess of the consideration paid therefor.(9) Recourse in a transaction generally involves some form of guarantee of the performance of the underlying assets transferred, which can be structured as a reserve fund, an obligation to substitute or repurchase underperforming assets, or a guarantee of an agreed-upon return regardless of the performance of those assets. Although the mere existence of recourse is itself not dispositive of the proper characterization of a transaction,(10) many courts have reasoned that if the nature and level of recourse reveals that all or virtually all risk of loss was retained by the transferor, the transfer should properly be characterized as a loan.

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(9) The court in In re Evergreen Valley Resort Inc., supra, set out a list of factors, including recourse, that bear upon the characterization analysis:

      A security interest is indicated where the assignee retains a right to a deficiency on the debt if the assignment does not provide sufficient funds to satisfy the amount of debt. A security interest is also indicated when the assignee acknowledges that his rights in the assigned property would be extinguished if the debt owed were to be paid through some other source. Likewise, a security interest is indicated if the assignee must account to the assignor for any surplus received from the assignment over the amount of the debt. Evidence that the assignor's debt is not reduced on account of the assignment is also evidence that the assignment is intended as security. Finally, the contract language itself may express the intent that the assignment is for security only.

      23 B.R. at 661 (citations omitted).

(10) See Major's Furniture, supra, 602 F.2d at 544 ("[T]he presence of recourse in a sale agreement without more will not automatically convert a sale into a security interest"); Official Comment 4 to Section 9-502("there may be a true sale of accounts or chattel paper although recourse exists"). Indeed, as discussed infra, several cases have held that a transaction was a sale notwithstanding significant or even complete recourse.
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          Major's Furniture represents the most frequently cited case on this topic, for its analysis of the nature and level of recourse and its holding that a transfer structured as a sale should be recharacterized as a loan where the transferee assumes almost none of the risks associated with ownership. Major's Furniture involved a purported sale by Major's to Castle of accounts receivable in which Major's effectively retained all risk associated with the collectibility of the assigned accounts. The Third Circuit adopted the findings and conclusions of the lower court and held that, notwithstanding the "sale" language contained in the agreement, the transfer was merely a loan secured by a pledge because "none of the risks present in a true sale is present here":

     It appears that Castle required Major's to retain all conceivable risks of uncollectibility of these accounts. It required . . . that Major's warrant that the accounts were fully enforceable legally and were "fully and timely collectible." It also imposed an obligation to indemnify Castle out of a reserve account for losses resulting from a customer's failure to pay, or for any breach of warranty, and an obligation to repurchase any account after the customer was in default for more than 60 days . . . Guaranties of quality alone, or even guarantees of collectibility alone, might be consistent with a true sale, but Castle attempted to shift all risks to Major's, and incur none of the risks or obligations of ownership.

Major's Furniture, supra, 602 F.2d at 545; see also Blackford v. Commercial Credit Corp., 263 F.2d 97, 106 (5th Cir.), cert. denied, 361 U.S. 825 (1959)
(transfer of accounts held a loan where transferor warranted that each account would be paid timely, agreed to pay any amounts not timely paid and provided similar protections "essentially guaranteeing [the transferees] that they will suffer no loss on the transaction"); Fox v. Peck Iron & Metal Co., supra note 1, 25 B.R. at 690 ("Peck never assumed the normal risks of ownership, such as the risk that the value of the property might decline . . ."); Abeloff v. Ohio Finance Co., 313 Mich. 568, 21 N.W.2d 856 (Sup. Ct. Mich. 1946); Union Planters Nat'l Bank v. United States, 426 F.2d 115 (6th Cir.), cert. denied, 400 U.S. 827
(1970).

          In In re The Woodson Co., supra, the Ninth Circuit found that the transferees were relieved of all risk of loss and held, as a result, that purported sales
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of interests in a mortgage broker's (Woodson's) loan portfolio should properly be recharacterized as loans.(11) The transferees were relieved of any risk of loss in that:

     Woodson guaranteed monthly payments to each investor regardless of whether borrowers made their monthly payments . . . . If a loan was foreclosed, the investors had an option either to receive payment in full (unpaid principal balance plus accrued interest) from Woodson or to reimburse Woodson for the costs for foreclosure and to take title to the property at the time of sale. No investor ever exercised this latter option.

813 F.2d at 268.(12)

          Similarly, in In re S.O.A.W. Enterprises. Inc., 32 B.R. 279 (Bankr. W.D. Tex. 1983), the court considered the nature of transactions in which S.O.A.W., a real estate developer, entered into financing arrangements with a bank, Castle Rock, whereby Castle Rock "purchased" participations in "Agreements for Deeds." The court concluded that the purported sales of participations were properly recharacterized as loans because the transactions were structured so that Castle Rock bore no risk of loss. In addition to an absolute obligation on the part of S.O.A.W. to "repurchase" Castle Rock's investment for any Agreement in default:

     [B]oth S.O.A.W. and its President . . . personally guaranteed the return to Castle Rock of its investment and guaranteed the interest to be generated by investment. Thus, Castle Rock "participated" in no risk of

--------------------------
(11) See also In re Executive Growth Invs., Inc., supra, 40 B.R. at 422 (court held that transfer of interest in promissory note and collateral was properly recharacterized as a loan where transferor retained the risk of loss by virtue of an express contractual provision providing for full recourse).

(12) This recourse mechanism differed from the device discussed in In re Golden Plan of California Inc., 829 F.2d 705 (9th Cir. 1986), whereby the seller-servicer of promissory notes and trust deeds would, in the event an assigned obligation went into default, make "advances" on the defaulting borrower's behalf. The Ninth Circuit, after reviewing the other servicing functions performed by the seller-servicer, concluded that making "advances" did not amount to a guarantee of repayment warranting recharacterization of the transaction: "[D]espite a practice known as 'advancing,' the Bear investors received no contractual guarantee of repayment or compensation in case of foreclosure. Such assumption of risk strongly suggests that the Bear investors were not in a creditor-debtor relationship with Golden Plan." 829 F.2d at 709. The Woodson court, in fact, expressly distinguished the transaction in In re Golden Plan of California Inc. noting that: "In contrast to our case, payments [in the Golden Plan transaction] were not guaranteed (notes were assigned without recourse), and upon foreclosure the purchasers were left to their own remedies against borrowers. In other words, they bore the ordinary risks of ownership." In re The Woodson Co., supra, 813 F.2d at 272 n.6.
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     non-payment by the Agreement for Deed vendees because it did not look to them for repayment.

32 B.R. at 282-83. Moreover, under the operative agreement, Castle Rock, as participant, actually received a greater rate of repayment and return than S.O.A.W. received.

          The foregoing discussion indicates that several courts have considered substantial recourse and the retention by the transferor of the risk of loss to be important factors in the characterization of a particular transaction. However, several other courts have upheld transactions denominated as sales notwithstanding such recourse and the failure to transfer risk of loss. Most notably, the court in In re Lemons & Assocs., Inc., supra, addressed the proper characterization of transactions between a mortgage company, Lemons, which engaged in brokering real estate loans and buying and selling promissory notes secured by deeds of trust, and the investors, who purportedly "purchased" such notes. The court determined that the objective manifestation of the parties' intent, as indicated by the testimony of transferees and the terms (such as "purchase" and "sale") contained in various documents, outweighed other factors which might otherwise be indicative of a loan.

     The Court acknowledges that Lemons' practice of "guaranteeing" regular returns to investors irrespective of the actual performance on the notes, and, at return rates exceeding the interest rates paid by the borrowers, does indicate that the investors bore none of the risks normally accompanying a purchase. Similarly, the "Early Withdrawal" provisions that allowed investors to disassociate themselves with notes [that is, transfer their investment to another note in the event of borrower default] suggests that the risk associated with an investment purchase was lacking. On balance, however, the Court finds that these inconsistencies are insufficient to outweigh the objective indications of an intended sale manifested by the other documents.

In re Lemons & Assocs., Inc., supra, 67 B.R. at 210.(13) In addition to analyzing the

--------------------------
(13) See also Lake Hiwassee Dev. Co. v. Pioneer Bank, 535 S.W.2d 323, 326-27 (Sup. Ct. Tenn. 1976) (court held that transaction involving transfer of notes was sale notwithstanding provision of full recourse against seller and creation of reserve fund, finding that "[t]he establishment of a reserve fund . . . is not sufficient to convert an otherwise valid sale into a loan"); A.B. Lewis Co. Inc. v. National Inv. Corp., 421 S.W.2d 723, 728 (Tex. Civ. App. 1967)
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objective intent of the parties, the court in Lemons also noted that characterization of the transactions as loans rather than purchases would have at least two significant consequences. First, since none of the investors were in possession of the notes, their security interests would not be perfected and the investors "would be unsecured creditors of the estate only." Id. at 209. Second, if no sale had occurred, the investors would be unable to claim an equitable ownership interest in the notes under the Bankruptcy Code. Id. These observations suggest that a court may be influenced in its decisionmaking by other considerations, such as the threat of broad losses to "innocent" investors. Moreover, as previously noted, the official commentary to Article 9 states that "a sale of accounts . . . or chattel paper may exist even if there is a right of recourse." See note 4 supra.

                           II. THE FACTUAL CONTEXT.

          In rendering the opinion expressed herein we have relied, as to (i) factual matters, (ii) conclusions (other than matters of law) and (iii) the actions that parties to the transaction will take or refrain from taking in the future, to the extent we deemed such reliance proper, on certificates of responsible officers of Green Tree Financial, Vendor Services and the SPC, copies of which certificates are attached hereto, and we have assumed, without independent verification, that such certificates are correct. For purposes of the opinion hereinafter expressed we note in particular the following terms of the transfer of the Leases and the Equipment and related transactions, which, unless expressly stated otherwise, we have established based upon a review of the Transfer Agreement, the Indenture and related agreements:

          1. Vendor Services will transfer the Leases and the Equipment to the SPC pursuant to the Transfer Agreement. Following the transfer of the Leases and the Equipment to the SPC, Vendor Services will have no right to modify or alter the terms of such transfer, and no provision exists whereby the consideration paid for the Leases and the Equipment may be modified following such contribution.

--------------------------
(court held that transfer of conditional sales contracts with full recourse was sale and not loan, viewing full recourse as "a contingent obligation . . . not inconsistent with a sale of the contract rather than a pledge to secure a loan"); Indian Lake Estates, Inc. v. Special Invs., Inc., supra note 9,154 So.2d at 891 (court held that transfer of contracts receivable was sale even though transfer was accompanied by full recourse and guaranty of payment); General Motors Acceptance Corp. v. Mid-West Chevrolet Co., 66 F.2d 1, 8 (10th Cir. 1933) (court found "no substantial evidence . . . that the transactions were not sales of contracts" despite full recourse against seller).
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          2.   The Transfer Agreement states that it is the intention of Vendor
Services that the transfer of the Leases and the Equipment from Vendor Services to the SPC constitute an absolute assignment to the SPC of all of the right, title and interest of Vendor Services to and in the Leases and the Equipment.

          3. We have assumed that Vendor Services, as Servicer, will comply with the requirements of the Transfer Agreement, the Contribution and Servicing Agreement and the Indenture relating to the filing of UCC-1 financing statements and continuation statements in order to perfect the transfer of the Leases under applicable state law.

          4. Although the SPC, as a wholly-owned subsidiary of Vendor Services, and Vendor Services, as a subsidiary of Green Tree Financial, prepare consolidated statements for financial reporting purposes, Vendor Services is accounting for the transfer of the Leases and the Equipment to the SPC pursuant to the Transfer Agreement as an absolute assignment, rather than a borrowing by the SPC, for accounting purposes. Similarly, although Green Tree Financial, Vendor Services and the SPC are required to file joint income tax returns, Vendor Services is treating the transfer of the Leases and the Equipment to the SPC pursuant to the Transfer Agreement as an irrevocable transfer of the benefits and burdens of ownership.

          5. Neither Green Tree Financial nor Vendor Services has any right to repurchase or otherwise to cause the reconveyance to itself of any of the Leases or Equipment.

          6. Neither Green Tree Financial nor Vendor Services has any obligation to repurchase Leases or Equipment from the SPC or the Issuer, except that Vendor Services will be obligated under the Contribution and Servicing Agreement to repurchase (or to substitute a Substitute Lease for) any Lease discovered to be in breach of a representation or warranty. We believe such representations and warranties are of a kind customarily used in the sale of lease contracts similar to the Leases.

          7. Neither Green Tree Financial nor Vendor Services has any obligation to provide the Issuer with protection against delinquencies and losses on the Leases, other than the Class C Limited Guaranty with respect to the Class C Notes. Except as set forth in the Transfer Agreement, there are no agreements or
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understandings affecting the obligations of Green Tree Financial or Vendor
Services with respect to delinquencies and losses on the Leases.

          8. Neither Green Tree Financial nor Vendor Services has entered or will enter into any agreements or other arrangements whereby any investor in the Notes would be protected against the risk of fluctuations in the market value of the Leases.

          9. Neither Green Tree Financial nor Vendor Services has entered or will enter into any agreements or other arrangements whereby any investor in the Notes would be protected against prepayments on the Leases. Vendor Services will have the right, but not the obligation, to deliver Substitute Leases to the SPC to replace (a) Liquidated Leases, (b) Leases subject to repurchase as a result of a breach of a representation or warranty, and (c) Leases following a material modification or adjustment to the terms of such Lease, provided that the aggregate Principal Balance of all such Leases for which Vendor Services has substituted Substitute Leases may not exceed 10% of the Initial Pool Principal Balance.

          10. Vendor Services, directly or through sub-servicers, will retain custody of the documents and records relating to the Leases, and the Leases will not be stamped to evidence their assignment to the SPC. As a result, if another lender or purchaser were to obtain possession of any Leases without knowledge of their prior assignment to the SPC, such lender's or purchaser's security or ownership interest would be prior to the ownership interest of the SPC in such Leases. Vendor Services will hold the Lease Files strictly in a fiduciary capacity, however, and UCC-1 financing statements will be filed in the appropriate jurisdictions to reflect the contribution of the Leases. Vendor Services will have no remaining rights in the Leases, and the only rights of Vendor Services in the Leases and the Equipment will be pursuant to its obligation to service the Leases and collect Resdiual Realizations as set forth in the Contribution and Servicing Agreement.

          11. There are no agreements, arrangements or understandings, written or otherwise, with respect to the transfer of the Leases and the Equipment other than as set forth in the Transaction Documents.
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December   , 1997
Page 14

                 III.  APPLYING THE LAW TO THE INSTANT FACTS.

          It is apparent, in applying the legal principles developed from the cases discussed in Part I above to the facts summarized in paragraphs 1 through 11 of Part II above, that several attributes of the transaction described therein argue strongly in favor of characterizing the transfer by Vendor Services of the Leases and the Equipment to the SPC as a sale. At the same time, certain other aspects of the transaction suggest a loan secured by the Leases and the Equipment rather than a sale. On balance, however, we believe that the factors which militate in favor of a court's characterizing the transfer of the Leases and the Equipment as a "true sale" substantially outweigh those which militate against such a characterization.

          First, the parties' intent to have the transfer of the Leases and the Equipment by Vendor Services to the SPC treated as a complete and absolute contribution is clearly set forth in the Transfer Agreement. The Transfer Agreement describes the transaction as a sale and assignment, and the transaction will be treated by Vendor Services as a sale for accounting and tax purposes.

          Second, Vendor Services is obligated under the Transfer Agreement to take the actions which are necessary to perfect the assignment of the Leases and the Equipment by Vendor Services to the SPC under the laws of the State of Minnesota. Although the taking of these actions does not settle the "sale" question, the failure to take them would prevent a "sale" from taking place. Thus, with respect to Leases which constitute chattel paper under the UCC, Vendor Services is required to file the UCC financing statement which is necessary in order to perfect an assignment thereof under the UCC of Minnesota. See note 4 supra.(14)

          In addition to the intent of the parties and the satisfaction of state law requirements, the facts and circumstances surrounding the transfer of the Leases

--------------------------
(14) As stated in note 4, if a court applying Minnesota law followed the Octagon Gas case, it could conclude that Leases that are chattel paper under the Uniform Commercial Code nevertheless remained "property of the estate" of Vendor Services under (S) 541 of the Bankruptcy Code. As stated in note 4, however, Octagon Gas is not controlling precedent with respect to such a court. Perfection of the "security interest" in chattel paper granted by Vendor Services to the Issuer in connection with its contribution of the Leases to the Issuer will be governed by the law of the state where the "debtor's" chief executive office is located. U.C.C. (S)9-103(3). We therefore are of the opinion that Minnesota law would govern perfection of the transfer of such chattel paper by Vendor Services to the SPC in connection with the contribution made pursuant to the Transfer Agreement. You should note, however, that perfection of a competing possessory security interest in Leases that constitute chattel paper could be governed by the laws of other jurisdictions. See U.C.C. (S) 9-105(1).
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and the Equipment are either indicative of or not inconsistent with a "true sale" characterization. For example, whether the transferor or the transferee services the accounts and notifies the obligor of the assignment may influence the characterization of a transaction. See In re Alda Commercial Corp., 327 F. Supp. 1315 (S.D.N.Y. 1971). In the instant case, Vendor Services will continue to service the Leases in its capacity as the Servicer under the Contribution and Servicing Agreement, and the Obligors will not be notified of the assignment of the Leases. Nevertheless, while servicing by the transferee with notice to the obligor of the sale may indicate a sale, servicing by the transferor and an absence of notification does not necessarily prevent sale treatment. See In re P.A. Bergner & Co. Holding Co., Nos. 91-05501 to 91-05516, Slip Op. at 11-12 (Bankr. E.D. Wis. April 16, 1992) (sales of receivables deemed "true arms-length sales" notwithstanding appointment of seller as servicer of receivables); A.B. Lewis Co. Inc. v. National Inv. Corp., 421 S.W.2d 723, 728 (Tex. Civ. App. 1967) (giving reasons, on facts of case, that collection by seller and non-notification of obligors of assigned sales contracts did not require characterization of assignment as loan).

          Another important factor examined by the courts is the extent to which the purported buyer or seller of the Leases and the Equipment bears the risks and enjoys the benefits of their ownership. The "benefits" associated with ownership consist primarily of the opportunity for the buyer to retain any excess above the purchase price of the property and to reap any gains that may arise from an increase in the market value of the property. A purported seller's right to repurchase the subject property or to substitute property, in order to capture such increase or to retain any surplus remaining after the buyer has received a discrete amount in respect of the transaction, may indicate that the benefits of ownership have been retained by the transferor, suggesting a debtor-creditor relationship rather than a seller-buyer relationship.

          In the instant transaction, none of Green Tree Financial or Vendor Services have any such rights. The SPC has no obligation to account for or repay to Vendor Services any profit or surplus that the Leases or the Equipment may generate. Any such profit will instead be paid to the SPC, as the owner of the Equipment. See In re Joseph Kanner Hat Co., Inc., supra, 482 F.2d at 940; In re Evergreen Valley Resort, Inc., supra, 23 B.R. at 661 ("a security interest is indicated if the assignee must account to the assignor for any surplus received from the assignment over the amount of the debt").
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December   , 1997
Page 16

                                 IV.  OPINION.

          In considering the opinion expressed below, you should be aware that, to the best of our knowledge, there is no controlling statutory provision and no judicial precedent that is directly on point. In addition, certain of the judicial precedents which do exist may be viewed as inconsistent with our opinion, although we believe such precedents are distinguishable from the facts presented in this transaction. Finally, you should recognize that it is impossible to predict with certainty the outcome of any future judicial proceeding. Nevertheless, based on the foregoing examination and review and based on the terms of the transaction as set forth above, it is our opinion that if Green Tree Financial or Vendor Services became a debtor under the Code, the transfer by Vendor Services to the SPC of the Leases, the Equipment and the proceeds thereof would ultimately be characterized, by a court exercising reasonable judgment under existing statutes and judicial precedents, as a true sale, such that the Leases, the Equipment and the proceeds thereof would not be property of Green Tree Financial's or Vendor Services's estate for the purposes of Section 541 of the Code (11 U.S.C. (S) 541), and as a result (1) neither
Section 362(a) of the Code (11 U.S.C. (S) 362(a)) nor Section 543 of the Code (11 U.S.C. (S) 543) would apply to the Leases and the proceeds thereof in such an insolvency proceeding relating to Green Tree Financial or Vendor Services (except that we express no opinion as to proceeds of Leases held by Green Tree Financial or Vendor Services on the date Green Tree Financial or Vendor Services were to become a debtor under the Code), and (2) the Leases would not be subject to rejection under Section 365(a) of the Code (11 U.S.C. (S) 362(a)) by or on behalf of Green Tree Financial or Vendor Services. We express no opinion as to the availability of a preliminary injunction or temporary restraining order pursuant to the broad equitable powers granted to a bankruptcy court under
Section 105 of the Code (11 U.S.C. (S) 105).

          The opinion expressed herein is limited to questions of federal law and the laws of the State of Minnesota. This opinion is being delivered to you at the Issuer's request only for your use. It is not to be circulated or republished to, or relied upon by, any other person without our prior written consent.

Dated:   December   , 1997

                                    Very truly yours,


CFS